UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2016

WAVE LIFE SCIENCES LTD.

(Exact name of registrant as specified in its charter)

Singapore	001-37627	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cross Street #10-00, PWC Building Singapore 048424	048424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6236 3388

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2016, WAVE Life Sciences USA, Inc. (the “Subsidiary”), a wholly-owned subsidiary of WAVE Life Sciences Ltd. (and together with the Subsidiary for purposes of this Item 1.01, the “Company”), exercised its option to lease additional space in its new GMP manufacturing building, and entered into the First Amendment (the “Lease Amendment”) to that certain Lease Agreement dated as of September 26, 2016, with King 115 Hartwell LLC, an affiliate of King Street Properties Investments, LLC (the “Manufacturing Lease”). For more information regarding the original Manufacturing Lease, please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 27, 2016.

Under the terms of the Lease Amendment, the Company has agreed to lease an additional 33,650 square feet to supplement the space it leased under the Manufacturing Lease, resulting in a total of 91,211 square feet, which constitutes the entire building at 115 Hartwell Avenue, Lexington, Massachusetts (the “Manufacturing Facility”). This additional square footage will support the expansion of the Company’s GMP manufacturing capabilities and provide additional laboratory and office space. The Company has agreed to pay an additional average base rent of approximately $1.8 million per year for the additional space beginning on October 1, 2017. In addition, the Company is responsible for paying certain costs and expenses, in addition to the rent, including a proportionate share of applicable taxes, operating expenses, and utilities.

The foregoing description of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment, a copy of which is attached as Exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Amendment (to Lease) by and between WAVE Life Sciences USA, Inc. and King 115 Hartwell LLC, dated as of December 31, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAVE LIFE SCIENCES LTD.

Date: January 6, 2017	/s/ Keith C. Regnante
Keith C. Regnante Chief Financial Officer